Exhibit 99.1

Fresh Harvest Products, Inc. Completes Asset Acquisition

NEW YORK, NY--(MARKET WIRE) — June 18, 2009 -- Fresh Harvest Products, Inc. (OTC BB: FRHV.OB - News) announced today that it is has received the final Asset Valuation Report, completed its due diligence and review of related documents, and has closed the acquisition of the assets of Organic Chef, LLC., including its TeAloe(TM) beverage line, the TeAloe™ trademark and all other trademarks.

Michael J. Friedman, FRHV’s CEO commented, “We are very excited to have completed the asset acquisition of Organic Chef, LLC.  We are already presenting the products to some of our current distributors and retailers and their initial reaction to the products has been favorable.  We look forward to growing the TeAloe(TM) beverage line, as well as other beverage products that we intend to bring to market in the near future.  We believe that Organic Chef’s beverage products will add to the growth of our product lines, the consumers’ awareness of our brands and ultimately increase our Shareholders’ value.”

About Fresh Harvest Products, Inc.

Fresh Harvest Products, Inc. is a natural and organic food and beverage company. Fresh Harvest offers a line of organic snack products and beverages, which primarily include health bars, coffee bars, and salsa under the Wings of Nature(TM) and TeAloe(TM) brand names. In addition, Fresh Harvest provides a grocery product line, which includes several varieties of whole bean and ground coffees, and beverages. We sell our products through specialty and natural food distributors to stores, specialty supermarkets and retailers. Fresh Harvest Products, Inc. is headquartered in New York City. Additional information is available at www.freshharvestproducts.com.

Safe Harbor Statement

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Fresh Harvest Products, Inc., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's periodic reports and other filings made with the U.S. Securities and Exchange Commission, including its Annual Report for the year ending October 31, 2006 filed on Form 10KSB. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or for any other reason.

Contact:

     Michael J. Friedman

     CEO & Chairman

     Fresh Harvest Products, Inc.

     investorrelations@freshharvestproducts.com